Exhibit 10.5
ADPT Corporation

Director Compensation Policy
(Adopted May 25, 2011)
I. Cash Compensation

A. Member Annual Retainer

$50,000 per year paid in equal quarterly installments of $12,500 at the beginning of each quarter, with additional meeting fees to be paid if in excess of eight Board meetings are held per year.  Additional meeting fees, if any, will be paid at the rate of $2,000 per meeting, unless the Chairman of the Board designates a meeting as a “reduced fee meeting”, in which case the additional meeting fee will be reduced to $1,000 for that meeting.

B. Annual Committee Retainers

Committee/Role	Committee Chairman	Other Committee Members
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Governance and Nominating Committee	$5,000	$2,500
Above amounts to be paid each year in equal quarterly installments at the beginning of each quarter (e.g. the Audit Committee Chairman will be paid $3,750 at the beginning of each quarter).

C. Annual Non-Executive Chairman of the Board Retainer

$15,000 per year paid in equal quarterly installments of $3,750 at the beginning of each quarter.

D. Board Member Special Assignment Fee

$3,500 per day or $500 per hour.

II. Equity Compensation

Non-employee directors are eligible to participate in the Adaptec, Inc. 2006 Director Plan (the “Plan”). Awards under the Plan are discretionary and are determined by the Board.

At present, it is the practice of the Board of Directors to make initial equity grants to a director at the time of joining the board in the amount of 16,250 restricted stock units ("RSUs") and options to acquire 32,500 shares of stock granted at the fair market value of such shares, as determined in accordance with the Plan or such other plan that such awards shall be granted from.  Both the option and restricted stock unit grants shall vest 33.33% on the one-year anniversary, and in equal quarterly installments thereafter in the amount of 8.33%, such that the awards shall be fully vested at the three year anniversary of the grant date.

Additionally, it is the current practice of the Board of Directors to make annual grants of 25,000 RSUs to continuing members, which RSUs vest upon the earlier of one year from the date of grant, or the date that a person ceases to be a member of the Board of Directors for any reason.